UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CONSOLIDATED EDISON, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOLIDATED EDISON, INC.

4 Irving Place

New York, New York 10003

This communication updates information included in, and should be read together with, the Company’s definitive proxy statement dated April 8, 2014 (“Proxy Statement”).

LEADERSHIP STRUCTURE

As disclosed in the Proxy Statement, the Board of Directors of the Company determined that Kevin Burke should continue to serve as Chairman of the Board for an interim period after his retirement as the Company’s President and Chief Executive Officer effective December 25, 2013. John McAvoy was promoted to the position of President and Chief Executive Officer and appointed to the Board upon Mr. Burke’s retirement. On May 12, 2014, the Board appointed Mr. McAvoy to be Chairman of the Board, succeeding Mr. Burke. Mr. Burke continues to serve as a member of the Board. The Board determined that this leadership structure, which is consistent with the Company’s historical leadership structure, is in the best interest of stockholders based upon Mr. McAvoy’s knowledge of the Company and the utility industry and his leadership, engineering, and operations experience.

A copy of the press release announcing that the Board of Directors has elected John McAvoy as Chairman of the Board is attached.